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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 to be filed on or about November 24, 1997) and related Prospectus of FIRSTPLUS Financial Group, Inc. for the registration of its common stock, preferred stock, and debt securities and to the incorporation by reference therein of our report dated October 25, 1996, with respect to the consolidated financial statements of FIRSTPLUS Financial Group, Inc., formerly known as RAC Financial Group, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.



                                     /s/  Ernst & Young LLP


Dallas, Texas
November 19, 1997